Agreement No.: Polestar-PXJV-TSA-202311

Certain identified information marked with "[***]" has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

SERVICE AGREEMENT
MAIN DOCUMENT
服务协议主要文件

Name of Project: Gemini
项目名称：Gemini

On June 19, 2023, Hubei Xingji Meizu Group Co., Ltd. ("**Xingji Meizu**"), Polestar Automotive (Singapore) Pte. Ltd. and Polestar Automotive (Singapore) Distribution Pte. Ltd. entered into a Shareholders Agreement to establish a joint venture company ("**Shareholders Agreement**"). On June 19, 2023, Hubei Xingji Meizu Group Co., Ltd. and Polestar Automotive (Singapore) Distribution Pte. Ltd. also entered into a Business Cooperation Agreement, pursuant to which Service Provider (as defined below) agreed to provide certain transition services to Purchaser during a transition period from June 19, 2023 to the date of independent operation of Purchaser which is estimated as 31 of December 2023 or the date as otherwise agreed by the Parties ("**Transition Period**").
2023年6月19日，湖北星纪魅族集团有限公司（"**星纪魅族**"）与Polestar Automotive (Singapore) Pte. Ltd.和 Polestar Automotive (Singapore) Distribution Pte. Ltd.签署了成立合资公司的股东协议（"**股东协议**"）。2023 年 6 月 19 日，湖北星纪魅族集团有限公司与 Polestar Automotive (Singapore) Distribution Pte. Ltd.还签署了一份商业合作协议，根据该协议，服务提供方（定义见下文）同意在自 2023 年 6 月 19 日起至买方独立运营日(预计为 2023 年 12 月 31 日或者双方另行同意的其他时间)止的过渡期内（"**过渡期**"）向买方提供特定过渡服务。

This Service Agreement is made and entered into as of ____________, 2023 by and between:
本服务协议由以下双方于 2023 年____月___日订立并签署：

1. Polestar Automotive China Distribution Co., Ltd., Unified Social Credit Code: 91510112MA6D05KT88, a corporation organized and existing under the laws of the People's Republic of China ("**Service Provider**"), and
   极星汽车销售有限公司，统一社会信用代码：91510112MA6D05KT88，一家根据中华人民共和国法律合法设立并有效存续的有限责任公司（"**服务提供方**"）；及
2. Polestar Technology (Shaoxing) Co., Ltd., Unified Social Credit Code:91442000MAD0U8HC29, a corporation organized and existing under the laws of the People's Republic of China ("**Purchaser**").
   极星科技（绍兴）有限公司，统一社会信用代码：91442000MAD0U8HC29，一家依据中华人民共和国法律合法设立并有效存续的有限责任公司（"**买方**"）。

Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

Each of Service Provider and Purchaser is hereinafter referred to as a "**Party**" and jointly as the "**Parties**".
服务提供方与买方在本协议中单独称为"**一方**"，合称为"**双方**"。

BACKGROUND
背景

A. The Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the "**Service Agreement**").
双方决定由服务提供方向买方提供特定服务（定义见"**一般条款**"），详见附件 1 的服务规范。服务的提供应根据本服务协议及其附件（"**服务协议**"）的条款进行。

B. Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement.
买方现希望为获得服务之目的签署本服务协议，且服务提供方希望根据本服务协议的条款提供服务。

C. In light of the foregoing, the Parties have agreed to execute this Service Agreement.
有鉴于此，双方同意签署本服务协议。

AGREEMENT
协议

1. GENERAL
总则

This Service Agreement consists of this main document (the "**Main Document**") and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties' rights, obligations and performance of the Parties' activities hereunder (the "**General Terms**").
本服务协议由本主要文件（"**主要文件**"）及其附件组成。本主要文件规定了与提供服务有关的具体条款，而附件 2 规定了适用于双方的权利、义务以及双方行动的一般条款和条件（"**一般条款**"）。

All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.
本主要文件中使用的、但未明确定义的术语，应具有一般条款中规定的含义。

2. SERVICE SPECIFICATION
服务规范

Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

The Parties agreed that Purchaser shall pay for the Services performed by Service Provider during Transition Period . The scope, specification and Service Charges for such Services are specified in the Service Specification in Appendix 1.
双方同意，买方应就服务提供方在过渡期内履行的服务支付费用，该等服务的范围、规范和服务费详见附件 1 的服务规范。

After the execution of this Agreement, the Parties may make subsequent changes to the scope, specification or Service Charges specified in Appendix 1, provided that any such subsequent changes shall be pre-approved by both Parties in writing.
本协议签署后，双方可对附件 1 中规定的服务范围、规范和服务费做出变更，但前提是任何该等变更应事先获得双方的书面同意。

3. AFFILIATE
关联方

Affiliate shall for the purpose of this Service Agreement have the following meaning:
为本服务协议之目的，关联方应具有以下含义：

“**Affiliate**” means, with respect to the Service Provider or Purchaser, any other legal entity that, directly or indirectly, controls, is controlled by or is under common control with, the Service Provider or Purchaser, respectively; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

“**关联方**”就服务提供方或买方而言，指直接或间接地控制服务提供方或买方、被服务提供方或买方控制或与服务提供方或买方共同受他人控制的任何其他法律实体；控制是指通过协议或其他方式直接或间接地拥有（i）该主体至少 50%的有表决权的股票、合伙权益或其他所有者权益；或（ii）拥有（a）委派或罢免该主体的多数董事或类似管理机构多数成员的权力；或（b）对该主体的管理作出指示的权力。

4. SERVICE CHARGES
服务费

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as described in Appendix 1 (the “**Service Charges**”).

作为服务提供方履行本服务协议项下服务的对价，买方应向服务提供方支付附件 1 中规定的服务费（“**服务费**”）。

After the execution of this agreement, the Parties may modify the Service Charges specified in Appendix 1 based on any subsequent changes made to the scope or specification of the Services pursuant to Section 2 above, provided that any such subsequent changes to the Service Charges shall be pre-approved by both Parties in writing. For clarity, the term “Service Charges” include not only those charges specified in Appendix 1, but also any subsequent changes jointly approved by the Parties pursuant to the foregoing sentence. All Service Charges shall be paid in accordance with the payment terms and conditions set forth in this Agreement.

Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

本协议签署后，双方可根据上述第 2 条规定的服务范围或规范的变更，修改附件 1 中规定的服务费，但前提是任何该等服务费的变更应事先获得双方的书面同意。为明确起见，术语“服务费”不仅包括附件 1 中规定的费用，还包括双方根据上述规定共同同意的任何变更。所有服务费应根据本协议中规定的条款和条件支付。

The Service Charges shall be paid in the currency of: RMB.
服务费应以人民币支付。

5. PAYMENT
支付

If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser.
如果服务提供方根据一般条款指定其关联方和/或分包商履行本服务协议项下的服务，服务提供方应在向买方开具的发票中包含与该等工作相关的费用。

During the Transition Period, the Service Provider shall give a written notice to Mr. “[***]”at the 15th calendar day of next month setting forth the actual Service Charges of previous month, upon which “[***]”shall confirm such Service Charges within “[***]”days after the receipt of such notice. The Parties may otherwise agree the date of issuing such written notice. Unless otherwise stated in this Agreement, the Purchaser shall pay the Service Provider within “[***]”. Service Provider shall provide relevant invoice to the Purchaser before payment. Nevertheless the aforementioned, the Parties agree that the payment under this Agreement shall be made by the Purchaser to the Service Provider no later than “[***]”, provided that “[***]”.
过渡期间，服务提供方应在次月的第 15 个日历日向“[***]”发送载明前一个月实际发生服务费的书面通知，在此基础上“[***]”应当在收到该等通知后的“[***]”日内确认该等服务费。双方也可以另行协商发送书面通知的日期。除非本协议另有约定，买方应当在 “[***]”付款，付款之前服务提供方应当向买方提供相应发票。尽管有前述约定，双方同意本协议项下的买方对服务提供方的最迟付款日不应迟于“[***]”，前提是 “[***]”。

6. GOVERNANCE FORUM
治理委员会

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 6.

双方同意本服务协议的治理应根据附件 2 中规定的一般条款进行。为本服务协议之目的，当提及相关治理委员会时，其应具有第 6 条中规定的含义。

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the "**Steering Committee**". The Steering Committee shall be the

Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. Steering Committee shall be composed of the CFOs from both shareholders and their designated persons.
为处理双方在本服务协议项下各方面的合作、管理及开发活动的优先次序等事项的第一级治理委员会为"**指导委员会**"。指导委员会是双方为处理其在各种事项上的合作而设立的第一级治理委员会。指导委员会由股东双方 CFO 及其指定人员组成。

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the "**Strategic Board**". The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. Strategic Board shall be composed of the CEOs from both shareholders and their designated persons.
若指导委员会未能就解决方案达成一致意见，则应将问题上报更高层级的治理委员会，也即"**战略委员会**"。战略委员会是双方为处理其在各种事项上的合作而设立的最高一级治理委员会。战略委员会由股东双方 CEO 及其指定人员组成。

7. TEMPLATE FINANCIAL REPORTING
财务报告模板

The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser and be done based on the template attached as Appendix 3.
双方同意，计算服务费的基础应对买方透明且可审计，且应根据附件 3 中所附的模板计算。

8. DATA PROCESSING
数据处理

If Service Provider processes any personal data on Purchaser's behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties agree that at all times comply with applicable laws on protection of personal data, in particular, but not limited to the EU Data Protection Laws (as defined in the General Terms in Appendix 2) and Personal Information Protection Law of the People's Republic of China, and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith.
如果服务提供方代表买方并根据其指示处理任何个人数据，且该数据处理行为是作为履行服务的一部分或与履行服务有关，双方同意始终遵守个人数据保护方面的适用法律，特别是但不限于欧盟数据保护法（定义见附件 2 中的一般条款）和《中华人民共和国个人信息保护法》，并应尽其商业上的合理努力确保其聘请的任何关联方或分包商也遵守相关法律。

9. ORDER OF PRIORITY
优先顺序

In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

若本主要文件与本服务协议任何附件的条款存在任何矛盾或不一致，双方同意适用以下优先顺序：

(1) This Main Document
本主要文件

(2) Appendix 2, General Terms – Service Agreement
附件 2 一般条款–服务协议

(3) Appendix 1, Service Specification
附件 1 服务规范

(4) Appendix 3, Template Financial Reporting
附件 3 财务报告模版

10. NOTICES
通知

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:
本服务协议中规定的或以任何方式与本服务协议主题事项相关的向任何一方发出的所有通知、要求、请求和其他通信应发送至以下地址，并应根据一般条款中的规定另行发送：

(a) To Service Provider:
致服务提供方：

Polestar
极星
Attention:
收件人："[***]"ADDRESS
地址：Gabrielssons Väg 9, 405 31 Göteborg, Sweden
Email:
电子邮件："[***]"

(b) To Purchaser:
致买方：

Polestar Technology (Shaoxing) Co., Ltd.
极星科技（绍兴）有限公司
Attention: “[***]”
收件人：“[***]”
Shanghai Xuhui District Longwen Road 317 Star Han Plaza T5 Polestar
上海徐汇区龙文路 317 号星瀚广场 T5 极星汽车
Email: “[***]”电子邮件：“[***]”

Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

11. ORIGINALS
正本

This Service Agreement has been signed in two originals, of which the Parties have received one each.
本服务协议正本一式两份，双方各执一份，具有同等法律效力。

[SIGNATURE PAGE FOLLOWS]

Service Agreement

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Agreement as of the date first set forth above.
兹此为证，双方已促使其正式授权代表于文首所述日期签署本协议。

Polestar Automotive China Distribution Co.

极星汽车销售有限公司

By: Wu Huijing (吴慧静), General Manager

签名： ____________________

Printed Name:

姓名：

Title:

职务：

Date:

日期： ___________________________

Signature Page to the Service Agreement

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Agreement as of the date first set forth above.
兹此为证，双方已促使其正式授权代表于文首所述日期签署本协议。

Polestar Technology (Shaoxing) Co., Ltd.

极星科技（绍兴）有限公司

By: Shen Ziyu (沈子瑜), Legal Representative

签名：____________________

Printed Name:

姓名：

Title:

职务：

Date:

日期：___________________________

Signature Page to the Service Agreement

Agreement No.: Polestar-PXJV-TSA-202311

SERVICE AGREEMENT
APPENDIX 1

服务协议 附件 1

SERVICE SPECIFICATION

《服务规范》

1. GENERAL

总则

1.1 This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities.

本服务规范是服务提供方与买方签署的服务协议的一部分。本服务规范规定了服务协议项下应开展的活动的范围和规范、服务提供方和买方之间责任的划分以及开展活动的时间计划。

2. DEFINITIONS

定义

2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document or the General Terms. [In addition, the capitalised terms set out below in this Appendix 1 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.]

本协议中使用但未特别定义的任何专门术语应具有主要文件或一般条款中规定的含义。此外，为本服务规范之目的，本附件 1 下载明的专门术语应具有在本服务规范中描述的含义。定义清单中的所有单数专门术语的复数含义相同，反之亦然。

- **"Inhouse Services"** means Services performed by Service Providers with its own resources (including items defined in section 6.2).

  "内部服务"指服务提供方使用其内部资源提供的服务（包括第 6.2 条约定的项目）。
- **"Outsourced Services"** means Services performed by a subcontractor of Service Provider, a third-party supplier or an Affiliate of Service Provider.

  "外包服务"指服务提供方的分包商、第三方供应商或者服务提供方关联方提供的服务。

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Agreement No.: Polestar-PXJV-TSA-202311

- **"Overhead cost"** means overhead and administration cost including but not limited to office rental cost, computer and telephone cost, administration cost (e.g. cost for HR, finance).
  "营运费用"指营运及行政成本，包括但不限于办公室租赁费用、电脑及电话费用、行政费用（如人事和财务相关费用）。
- **"PO"** means Purchasing order placed by Service Provider towards subcontractors or third-party suppliers connected to the transition support Services provided by Service Provider to the Company under this Service Agreement.
  "采购订单"是指服务提供方通过分包商或第三方供应商下的采购订单，该等分包商或第三方供应商与服务提供方根据本服务协议向公司提供的过渡期支持服务相关。

3. GENERAL DESCRIPTION
总体说明

3.1 The Parties have agreed that Service Provider will provide, and Purchaser will accept transition support Services mutually agreed by the Parties, including but not limited to the activities of digital, Sales, Brand & Marketing, Public Relationship & Communication, Aftersales, Customer Experience, Product Planning etc, and administrative support (for example procurement services) etc.
双方同意，服务提供方将提供且买方将接受双方共同同意的过渡性支持服务，包括但不限于销售、品牌与市场、公关、售后、客户体验、产品规划、数字化、商业人力、信息技术和行政类支持（如采购服务）等。

3.2 The overall objectives of the activities is to assist Purchaser to operate its business during the period from June 19th, 2023 to the date of independent operation of Purchaser.
该等活动的总体目标是协助买方在 2023 年 6 月 19 日至买方独立运营日期间经营其业务。

4. DESCRIPTION OF THE SERVICE ACTIVITIES
服务活动描述

The Services, which Purchaser has requested Service Provider to provide during the Transition Period, consist of, but are not limited to, the services set forth below in this Section 4 (the "Services").
买方要求服务提供方在过渡期内提供的服务包括但不限于下文第 4 条中规定的服务("服务")。

Services **服务**
• Sales: [***] 销售：[***] • Brand & marketing: [***] 品牌与营销：[***] • PR & communication: [***] 公关与传播：[***] • Digital:[***] 数字化：[***] • Customer experience: [***] 客户体验：[***] • Supporting function for JV go-alive: [***] 支持合资公司启动的职能：[***]

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Agreement No.: Polestar-PXJV-TSA-202311

5. TIMING AND DELIVERABLES
时间安排与交付

5.1 The Services shall commence from June 19th, 2023.
服务应在 2023 年 6 月 19 日开始。

5.2 The following milestones and/or deadlines or other deadlines agreed by the Parties shall apply:
应适用如下里程碑和/或最后期限或其他双方同意的最后期限：

Milestone/Date/Timing **里程碑/日期/时间安排**	**Deliverable/Description** **交付成果/描述**
"[***]""[***]"	Transition service charge to JV Confirmation Sheet_ "[***]". 买方过渡服务费确认表-"[***]"。
"[***]"	Transition service charge to PURCHASER Confirmation Sheet_"[***]" 买方过渡服务费确认表-"[***]"
"[***]"	Transition service charge to PURCHASER Confirmation Sheet "[***]" 买方过渡服务费确认表-"[***]"
"[***]"	Transition service charge to PURCHASER Confirmation Sheet "[***]" 买方过渡服务费确认表-"[***]"
"[***]"days after the establishment of the Company or other date as agreed by the Parties PURCHASER 成立后"[***]"日内或者双方另行同意的其他时间	Open PO transfer 未了结采购订单合同转让

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Agreement No.: Polestar-PXJV-TSA-202311

Unless otherwise stated in this Agreement, within "[***]"; nevertheless the aforementioned, such payment shall be made no later than "[***]", provided that "[***]". 除非本协议另有约定，"[***]"内；尽管有前述约定，该等付款日期不迟于"[***]"，前提是"[***]"。	PURCHASER refund SERVICE PROVIDER at invoice 买方按发票金额向服务提供方支付款项
Note: 注： 1. Should there be any outstanding items that could not be agreed by the Parties in a specific milestone, the issues should be referred to and agreed by the Parties in the next milestone: If the Parties cannot agree the issue, such issue will be escalated according to Section 6 in the Main Document. 如果双方在任何里程碑中无法就任何未决项目达成一致，则双方应在下一个里程碑中就这些项目达成一致，否则将通过主要文件第 6 条治理规定予以解决。 2. For avoidance of doubt, the Purchaser shall not oppose the relevant Service Charges connected to a PO which (i) exceed RMB "[***]" million which has been approved by Mr. "[***]"; or (ii) is below RMB "[***]" million and has been approved by the CFO of the Purchaser. 为避免疑义，买方不应对以下涉及的服务费提出任何异议：（i）单个"[***]"万人民币以上的采购申请如果已经"[***]"审批;或 (ii)单个"[***]"万以下的采购申请如已经买方 CFO 确认。	

6. SERVICE CHARGES
服务费

6.1 The Parties agree that, in consideration for the Services provided under this Service Agreement, Purchaser shall pay to Service Provider the Service Charges as further specified below:

双方同意，作为服务协议项下提供服务的对价，买方应向服务提供方支付下述服务费：

Outsourced Service will be charged per contract amount with VAT "[***]". The cost incurred by Service Provider for handling administering the Outsourced Service will be charged as an Inhouse Service. 外包服务将根据合同金额收取费用并含增值税（"[***]"）。服务提供方因处理外包服务产生的费用将被计为内部服务。 "[***]" "[***]"

During the Transition period, all the Purchaser related uncompleted contracts need to be transferred to the Purchaser. In case of the contract transfer can't be done by the end of the Transition Period or the transfer is delayed, such payment obligation of remaining contracts with third parties shall be performed by the Service Provider in accordance with relevant contracts first until such contracts being assigned to the

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Purchaser , and for relevant amount to be paid under such agreement to be paid by the Purchaser to the Service Provider, the parties agree that Purchaser shall pay Service Provider at least "[***]" working days before the Service Provider pay to the relevant third parties, provided that"[***]".

在过渡期间，所有与买方相关的未完成合同将转至买方名下。如有合同转移未能在过渡期内完成或转移延迟，则对于该等向第三方的未履行合同的付款义务应由服务提供方根据相关合同继续履行直到转让给买方，就相关合同涉及的相关付款金额，双方同意由买方在服务提供方应付给供应商之前至少提前"[***]"个工作日支付给服务提供方，前提是"[***]"。

Inhouse Service will be charged based on per evidence, Total Cost (as defined in 6.2) with "[***]" mark-up and VAT. The Service Charges for Inhouse Service shall be calculated according to what is set forth blow in Section 6.2 below.

内部服务将根据每一服务凭据，总成本（如 6.2 条定义）收取"[***]"的加价并含增值税。内部服务费用应当根据下述第 6.2 条计算。

6.2 The Service Charges for Inhouse Service shall be calculated according to what is set forth below in this Section 6.2

内部服务的服务费应按照下文第 6.2 条的规定计算。

Service Charges for Inhouse Services 内部服务的服务费
The Service Charges for Inhouse Services shall be equivalent to the evidenced Total Costs incurred by Service Provider in performing the Services plus a mark-up of "[***]" added to the total costs. 内部服务的服务费应相当于服务提供商在履行服务时产生的证明总成本加上总成本"[***]"的加成。

"Total Costs" for the purposes of determining the Service Charge for Inhouse Services shall include all direct and indirect costs (including overhead cost), as further specified below.
为确定内部服务服务费目的而言，"总成本"应包括所有直接和间接成本（包括营运费用），具体如下所述。

"[***]"
"[***]"

6.3 In addition to the relevant Service Charges, the PURCHASER shall compensate the Service Provider for financing cost for the cost incurred by Service Provider in performing the Services during the Transition Period. The financing compensation should be calculated according to what is set forth below.
除了相关服务费外，合资企业还应补偿服务提供方在过渡期间履行服务所产生的上述服务费的财务成本。财务成本应按以下规定计算。

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The financial cost calculation period starts from "[***]", to "[***]"
财务成本计算区间规则为从"[***]"起，至"[***]"止。
The financial cost = "[***]"
财务成本="[***]"
"[***]"
"[***]"

7. PARTIES RESPONSIBILITIES
各方责任

7.1 General. The division of the responsibilities between the Parties is described in this Section 7.
一般规定。各方责任的划分见本第 7 条。

7.2 Purchaser's responsibilities. Purchaser is responsible for activities in relation to the daily operation, including:
买方的责任。买方负责与日常运营相关的工作，包括：

(a) Pay the Service Charges to the Service Provider in accordance with this Service Agreement in a timely manner; and
根据本服务协议向服务提供方按时支付服务费；以及

(b) Provide other necessary assistance to Service Provider for its performance of the Services under this Service Agreement.
向服务提供方提供其他必要的协助以履行本服务协议项下的服务。

Schedule 1 Transferred Employees Name List (attached separately)
附录一 转岗员工名单表（另附）

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SERVICE AGREEMENT
APPENDIX 2

服务协议 附件 2

GENERAL TERMS

一般条款

1. BACKGROUND
背景

1.1 This Appendix 2, General Terms – Service Agreement, (the "General Terms") is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties.

本附件 2《一般条款-服务协议》（以下简称"一般条款"）是本服务协议主要文件的附件，是双方签订的本服务协议不可分割的一部分。

2. DEFINITIONS
定义

2.1 For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document.

在本一般条款中，以下术语应具有下文规定的含义。定义清单中的所有单数大写术语的复数含义相同，反之亦然。任何本一般条款中使用的但未在本第 2 条中明确定义的大写术语应具有主要文件中规定的含义。

2.2 "Appendix" means an appendix to the Main Document.

"附件"是指本服务协议主要文件的附件。

2.3 "Background IP" means the Intellectual Property Rights either:

"背景知识产权"是指下列知识产权：

(a) owned by either of the Parties;

由任何一方所有；

(b) created, developed or invented by directors, managers, employees or consultants of either of the Parties;

由任何一方的董事、经理、雇员或顾问创造、开发或发明的；

(c) to which the Party has licensed rights instead of ownership and the right to grant a sublicense

该方拥有被许可的权利而非所有权的，并有权授予再许可的；

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prior to the provision of the Service by Service Provider to Purchaser under this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement.
在服务提供方向买方提供本服务协议项下服务之前发生的，以及独立于本服务协议而开发或以其他方式获得的任何知识产权。

2.4 "Confidential Information" means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.
"保密信息"是指一方在本服务协议签署之前或之后从另一方获知或以其它方式得知的关于双方及其各自业务的商业或技术的任何及所有非公开信息，无论形式或媒介，包括但不限于本服务协议的存在、内容和主题事项、与知识产权、概念、技术、流程、商业数字、工艺、算法、公式、方法、专有技术、战略计划和预算、投资、客户和销售、设计、图形、 CAD 模型、 CAE 数据、工作说明（包括工程说明和任何高级别说明）、目标、测试计划/报告、技术表现数据和工程签署文件以及其他具有敏感性质的信息。

2.5 "Disclosing Party" means the Party disclosing Confidential Information to the Receiving Party.
"披露方"是指向接收方披露保密信息的一方。

2.6 "EU Data Protection Laws" shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing.
"欧盟数据保护法"是指通常适用于个人数据处理的任何关于数据保护、隐私或类似法律的合称，包括但不限于欧洲议会和委员会于 2016 年 4 月 27 日通过的关于在个人数据处理方面保护自然人和该等数据自由流动，并废止第 95/46/EC 号指令的条例（EU)2016/679（通用数据保护条例）和贯彻、支持或以其他方式纳入该等条例的任何法令或国家立法，包括对前述任何条例的任何修订。

2.7 "Force Majeure Event" shall have the meaning set out in Section 15.1.
"不可抗力事件"具有第 15.1 款规定的含义。

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2.8 "Industry Standard" means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement.
"行业标准"系指从事本服务协议项下的类似类型业务的熟练且经验丰富的专业人员在任何特定时间所应当具备的专业素质、技能、勤勉、谨慎和远见卓识。

2.9 "Intellectual Property Rights" or "IP" means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.
"**知识产权**"系指在世界任何地方受适用法律保护的专利、非专利知识产权、保密信息权利和专有技术。为免歧义，本定义不包括商标。

2.10 "Know-How" means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.
"专有技术"系指任何形式的保密和专有的工业、技术和商业信息和技术，包括（但不限于）图纸、配方、测试结果、报告、项目报告及测试程序、说明书及培训手册、操作条件列表、规格、部件清单、市场预测、客户和供应商的名单和详情。

2.11 "Main Document" means the contract document (with the heading "Main Document - Service Agreement"), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix.
"主要文件"系指服务提供方与买方签署的、本一般条款作为附件的合同文件（标题为"主要文件-服务协议"）。

2.12 "Non-patented IP" means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement.
"非专利知识产权"系指著作权（包括计算机软件著作权）、数据库权利、半导体拓扑图权利、设计权利和其他知识产权（商标和专利除外）以及在世界任何地方具有同等或类似效果的所有权利或保护形式，无论该等权利是否已注册（已注册包括注册、注册申请和续展），无论该注册在本服务协议签署之前、之时或之后进行。

2.13 “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

“专利”系指任何专利、专利申请或实用新型，无论其在本服务协议签署之前、之时或之后申请，连同任何继续申请、部分继续申请、分案申请、复审或重新颁发的专利、国外同类专利或上述任何专利权的续展或延展。

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2.14 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“接收方”系指从披露方接收保密信息的一方。

2.15 “Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not.

“成果”系指根据本服务协议向买方提供的服务的任何结果（包括但不限于服务提供方根据服务规范实施的任何知识产权、技术、软件、方法、程序、交付物、对象、产品、文件、修改、改进和/或修订）以及相关服务规范所述的由服务提供方履行的服务的任何其他结果或成果，无论服务的履行是否已经完成。

2.16 “Services” shall mean within the Transition Period the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto.

“服务”系指过渡期内服务提供方根据本协议向买方履行的服务，包括本协议附件中规定的所有服务。

2.17 “Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time.

“服务协议”系指主要文件及其所有附件，以及可能随时调整的进程表。

2.18 “Service Charges” means the service charges as set forth or referenced to in the Main Document.

“服务费”系指在主要文件中规定或提及的服务费。

2.19 "Service Specification" describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement.

"服务规范"对服务提供方根据本协议向买方提供的服务进行说明，包括（如适用）提供服务的时间计划，该计划作为本服务协议的附件一包含在本服务协议中。

2.20 "Third Party" means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement.

"第三方"系指除本服务协议任何一方和/或本服务协议一方的关联公司以外的其他方。

2.21 "Trademarks" means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

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"**商标**"系指商标（包括属于商标的零件号）、服务标记、标识、商号、商号、化名、商业外观和外观以及域名，无论其是否已注册，包括所有的申请、注册、续展以及类似行为，只要能构成可针对第三方执行的权利。

2.22 "Use" means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

"使用"系指制造、让他人制造、使用（包括过程中，例如在产品设计、制造、测试或组装过程中的使用或其研究或开发过程中的使用）、保存、安装、集成、提取、组装、复制、吸收、创造派生作品、修改、改编、改进、增强、开发、服务或维修，包括在安装、集成、组装、服务或维修的情况下，由任何级别的分包商以双方被许可方的身份代表双方执行上述任何活动的权利。

2.23 The right to "have made" is the right of a Party in its capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for that Party and does not include the right to grant sublicenses to another person to make for such person's own use or use other than for that Party.

"让他人制造"是指一方以其作为本协议项下被许可方的身份，让另一人（或其任何级别的分包商）为该方制造的权利，但不包括再许可给另一人以使该人自己使用或为该方之外的人使用的权利。

3. PROVISION OF SERVICES

提供服务

3.1 Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification.

服务规范。双方在服务规范中就本服务协议项下提供的服务的范围和规范达成一致。

3.2 Service Recipients. For the avoidance of doubt, Purchaser shall be the only entity that is entitled to receive and use the Services under this Service Agreement.

服务接受方。为避免疑问，买方是唯一有权接受和使用本服务协议项下的服务的实体。

3.3 Subcontractors. The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof. Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser's sole point of contact unless otherwise agreed.

分包商。双方承认，服务提供方可以使用其关联公司和/或分包商履行本服务协议项下的服务，前提是服务提供方将该等情况通知买方。然而，服务提供方仍应对服务提

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供方的任何关联公司和/或任何分包商履行或不履行本服务协议项下规定的行为负责，如同该等履行或不履行是由服务提供方自己作出的一样。除非另有约定，服务提供方仍是买方的唯一联系人。

3.4 Relationship between the Parties. The Parties are acting as independent contractors when performing each Party's respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

双方之间的关系。双方以独立缔约方的身份履行各自在本服务协议项下的义务。任何一方或其关联公司均不是另一方或其关联公司的代理人，且无权代表另一方或其关联公司处理任何事宜。本一般条款或本服务协议中的任何内容均不应被解释为构成协议方之间的合伙或合资关系。

4. SERVICE REQUIREMENTS
服务要求

4.1 All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner.

所有服务均应根据本服务协议中规定的要求（包括服务规范）以专业的方式履行。

4.2 When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider's internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs.

在提供服务时，服务提供方应使用具有合理经验的专业且技能熟练的人员履行服务。服务提供方应按照服务提供方内部业务和发展项目中相同的谨慎和专业标准开展工作。该谨慎和专业标准在任何时候均应符合行业标准。为避免疑问，服务提供方应负责与雇佣合适的员工相关的所有必要的招聘和雇用费用以及所有必要的培训费用。

4.3 In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible.

如果服务或其任何部分对服务规范要求的偏离达到不可忽视的程度，或如果服务提供方以其他方式不能满足或不再满足本服务协议中的要求（不影响服务提供的轻微过错和缺陷除外），服务提供方应合理尽快纠正该等不合规、过错或缺陷。

4.4 In the event Service Provider fails to act in accordance with Section 4.3 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4.

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如果服务提供方未能根据上述第 4.3 条采取行动，该等失误应根据第 17.1 条规定的逐步上报原则逐步上报，并最终给予买方根据第 14.4 条终止本服务协议的权利。

4.5 Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services.

买方应向服务提供方提供使其能够履行服务所合理要求的指示。服务提供方应持续通知买方履行服务所需的额外指示或说明。

5. INTELLECTUAL PROPERTY RIGHTS
知识产权

5.1 Ownership of existing Intellectual Property Rights.
现有知识产权的所有权。

5.1.1 Each Party remains the sole and exclusive owner of its Background IP.
每一方均为其背景知识产权的唯一和排他的所有权人。

5.2 Nothing in this Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.
本协议中的任何内容均不应被视为构成对另一方任何商标的转让或许可使用。

5.3 Ownership of results. In the event any Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that Purchaser shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Purchaser. Purchaser shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results.

成果的所有权。如果任何成果系由服务提供方（或如适用，其任何指定的关联公司或分包商）在本服务协议项下提供的服务产生，双方同意买方应为该等成果（包括对其进行的所有修改、修订和开发）的唯一所有权人。因此，所有成果应自产生之日起自动留存于买方。买方还应有权转让、再许可、修改和以其他方式自由处置成果。

5.4 License grant.
许可授予

5.4.1 Upon creation of the Results, Service Provider shall at the same time automatically be granted a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)), non-assignable (however assignable to Service Provider's Affiliates), worldwide license to Use, in whole or in part, the Results and, if applicable, any Background IP embedded in or otherwise used in the development of the Results.

成果一经产生，服务提供方应同时被自动授予一项非排他的、不可撤销的、永久的（至少五十（50）年，但在任何情况下，该等时间不得超过本协议所述许可中包含的任何知识产权或背景知识产权的有效期）、不可转让的（但可转让给服务提供方

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的关联公司）全球范围内的许可，使其可以全部或部分使用成果及任何嵌入或以其他方式用于成果开发的背景知识产权（如适用）。

5.5 Notwithstanding anything to the contrary in this Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

即使本服务协议中有任何相反的规定，本一般条款或本服务协议中的任何其他规定均不应被解释为授予另一方对任何背景知识产权的任何权利，包括但不限于任何（明示的或默示的）许可权，但本服务协议明确规定的除外。

5.6 Unless otherwise agreed by the Parties in writing, It is especially noted that this Service Agreement does not include any right to use the Polestar brand name or Trademarks, or refer to Polestar in communications or official documents of whatever kind. This means that this Service Agreement does not include any rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

除非双方另行书面同意，本服务协议不包括使用极星品牌名称或商标的任何权利，或在任何形式的通讯或官方文件中提及极星的任何权利。这意味着本服务协议不包括在任何产品上或在营销、促销和/或销售该等产品时或在与第三方的任何其他联系中（例如演示文稿、名片和通信）直接或间接使用极星品牌名称或极星商标的任何权利。

6. SERVICE CHARGES

服务费用

6.1 In consideration of Service Provider's performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document.

作为服务提供方履行本服务协议项下服务的对价，买方同意向服务提供方支付主要文件中规定或提及的服务费。

7. **PAYMENT TERMS**

支付条款

7.1 The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7.

服务费应以主要文件中规定的货币并根据本第 7 条中规定的支付条款及时支付。

7.2 Purchaser shall bear the VAT and surtaxes, , which are applicable in accordance with local legislation to amounts and payments referred to in this Service Agreement.

买方应承担增值税和附加税，前提是上述税项根据当地法律适用于本服务协议中提及的款项和付款。

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7.3 Upon tax authority request, Service Provider should provide the supporting documents to help Purchaser prove the arm's length nature of the payment.

经税务机关要求，服务提供方应提供相关证明文件，以协助买方证明支付的公平交易性质。

7.4 Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within "[***]" days after the invoice date.

买方应在发票日期后"[***]"天内支付服务提供方向买方开具的服务费发票金额。

7.5 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be "[***]", depending on invoice and currency, with an addition of "[***]"per annum.

迟于到期日支付的款项将自动支付逾期付款利息，利息应以"[***]"为基础，根据发票和币种，加上每年"[***]"的利息。

7.6 Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document.

除主要文件中另有规定外，服务费的任何已付部分均不退还。

8. **AUDIT**

审计

8.1 During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider's books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement.
在本服务协议的期限内，买方应有权在向服务提供方发出合理书面通知的情况下，检查服务提供方与服务及履行服务的场所相关的账簿和记录，以便进行质量控制和核实本服务协议项下提供的报表。

8.2 Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.
审计应在正常工作时间内由买方或其聘请的独立审计师进行。如果买方在任何检查中发现服务提供方或服务不符合本协议规定的要求，买方有权对所发现的偏差提出意见。服务提供方应在收到买方通知后，采取合理的努力采取必要的措施以满足要求。如果双方不能就应采取的审计措施达成一致，任何一方有权将该问题提交给指导委员会。

9. REPRESENTATIONS
陈述

9.1 Each Party warrants and represents to the other Party that:

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每一方向另一方陈述并保证如下：

(a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;
根据其各自的注册或成立的司法管辖区的法律，其是合法成立、有效存续且具有良好的信誉的；

(b) it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder;
其具有完全的公司权力和权限来签署和交付本服务协议，并履行其在本服务协议项下的义务；

(c) the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and
本服务协议的签署、交付和履行已获得充分的授权和批准，且该授权和批准具有完全的效力，目前和将来均不会（i）违反任何适用于其的法律或法规或（ii）违反其组织文件或其作为一方的任何协议；以及

(d) this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.
本服务协议是其合法的、具有约束力的义务，根据其条款对其具有强制执行力。

10. SERVICE WARRANTY
服务保证

10.1 When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge.
在提供服务时，服务提供方应尽其所知提供服务所需的专业和熟练的人员，且具有合理的经验。

10.2 Service Provider provides the Services "as is". Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing.
服务提供方按"现状"提供服务。服务提供方不保证或声明在本协议项下向买方提供或交付的任何服务满足买方的业务需求或适用于任何特定目的，且该等服务未侵犯任何第三方的任何知识产权。服务提供方不就本协议项下交付的交付物的适销性作出任何陈述或保证，也不就服务作出任何种类的其他陈述或保证。买方承认服务提供方履行的服务和交付的其他交付物的价格是考虑上述因素而确定的。

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10.3 Service Provider shall after receipt of notice of a claim related to Purchaser's use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser's cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party's control that are of importance in order to properly defend against a claim.

服务提供方在收到与买方使用服务相关的索赔通知后，应以书面形式通知买方该等索赔。买方在收到该等通知后，在适用法律允许的范围内，应自费与提出索赔的第三方进行协商和/或参与任何诉讼或诉讼。买方应随时通知服务提供方索赔的状况和进展，并与服务提供方协商采取适当的行动。如果买方在合理时间内未能或选择不采取行动为服务提供方辩护，或在任何时间停止作出该等努力，服务提供方有权在买方承担费用的情况下控制对该等索赔的辩护和/或任何和解协商。任何由买方提议的自行和解必须考虑对服务提供方的潜在影响，因此应在和解前与服务提供方达成一致。任何一方应免费向另一方提供所有在其控制范围内且对索赔进行适当辩护的重要资料、记录和协助。

11. LIMITATION OF LIABILITY

责任限制

11.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement.

任何一方均不对其在本服务协议项下造成的任何间接、附带或后果性损害或任何生产或利润损失负责。

11.2 "[***]".

"[***]"。

11.3 The limitations of liability set forth in this Section 11 shall not apply in respect of:

本第 11 条中规定的责任限制不适用于以下事项：

(a) claims related to death or bodily injury;

与死亡或人身伤害有关的索赔；

(b) damage caused by wilful misconduct or gross negligence;

故意不当行为或重大过失导致的损害；

(c) damage caused by a Party's breach of the confidentiality undertakings in Section 13 below; or

一方违反以下第 13 条中的保密承诺导致的损害；或

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(d) damage arising out of an infringement, or alleged infringement, of the other Party's or any third party's Intellectual Property.

因对另一方或任何第三方的知识产权的侵犯或声称的侵犯而导致的损害。

12. GOVERNANCE AND CHANGES

治理和变更

12.1 Governance.

治理

12.1.1 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement.

双方应在所有事宜上善意行事，并应始终就本服务协议的变更以及本服务协议项下产生的问题和/或争议进行合作。

12.1.2 The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

双方就本服务协议的治理和合作应主要在运营层面进行。如果双方在运营层面上未能就开发活动的优先次序或双方合作的其他方面达成一致，任何一方应有权将该等问题提交给指导委员会。

12.1.3 If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.

如果指导委员会未能就分歧的解决方案达成一致，相关问题应提交给战略委员会作出决定。

12.2 Changes.

变更

12.2.1 During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.
在本服务协议的期限内，买方可以要求对服务规范进行变更，该等变更应根据上述第 12.1 条中规定的治理程序进行处理。双方同意善意行事，在合理期限内处理并回复任何变更请求。

12.2.2 The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

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双方确认，除非双方达成书面约定，服务提供方将不会按照该等变更请求执行。为避免任何疑问，在双方就变更请求达成一致之前，所有工作应继续按照现有的服务规范进行。

13. CONFIDENTIAL INFORMATION
保密信息

13.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.
双方应采取任何和所有必要的措施，以遵守另一方的安全和保密程序。

13.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:
所有保密信息应仅用于履行本服务协议所包含的目的。双方应对获得的与本服务协议相关的任何保密信息保密，不得向任何第三方披露该等保密信息，除非本第 13.2 条明确规定的例外情况适用，为了获得专利保护或获得另一方的书面批准，但该方自己的管理人员、员工、顾问或分包商需要了解保密信息以履行其在本服务协议项下的职责的情况除外。本条款将不适用于保密信息接收方能够证明的：

(a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

非因违反本承诺或其他保密承诺而进入公共领域的信息；

(b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

接收方在从披露方收到该信息之前已经拥有的信息；

(c) is obtained from a Third Party who is free to divulge the same;

从可自由披露该信息的第三方处获得的信息；

(d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

强制性法律、法庭命令、合法的政府行为或适用的证券交易所规定要求披露的信息；

(e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

任何一方合理地使用其知识产权权利和使用该信息；或

(f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

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由一方独立于另一方开发或创建的信息，该信息的任何部分均未在另一方的协助或信息下开发或创建的信息。

13.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party's obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

接收方应以接收方保护其自身具有类似性质的保密信息所采取的相同程度的谨慎且不低于合理程度的谨慎来保护已披露的保密信息，以防止向第三方传播或公开该保密信息。此外，双方应确保其员工和顾问受到类似的保密义务的约束，并且确保参与履行该方义务的任何分包商签署一份保密承诺，其中的条款实质上与本第 13 条中规定的条款类似。

13.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as "Confidential," "Proprietary" or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as "Confidential", "Proprietary" or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

任何披露或体现保密信息的有形材料应由披露方标明"保密"、"专有"或实质上相同的标记。以口头或视觉形式披露的保密信息应由披露方在披露时标明为保密信息，随后在披露后 30 天内予以书面确认。但是，未标明或随后确认所披露的信息应被视为"保密"、"专有"或实质上相同的标记并不使该信息丧失被列为保密信息的资格。

13.5 If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

如果任何一方违反其在本第 13 条中的任何义务，违约方应在收到另一方的通知后，（i）立即停止进行该有害的违约行为并采取所有必要的措施纠正该行为；以及（ii）根据下文第 17.2 条的规定，对仲裁庭所确定的遭受的损害进行经济赔偿。所有依法的法律救济（补偿性的但非惩罚性的）应适用。

13.6 For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider.

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为免歧义，本第 13 条不允许向任何第三方披露结果中包含的软件源代码和/或软件设计文件的任何重要部分，尽管有本第 13 条的上述规定。只有在服务提供方书面批准的情况下，才允许向任何第三方进行该等披露。

13.7 This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time.
本保密条款应在本服务协议到期或终止后继续有效，不受时间限制。

14. TERM AND TERMINATION
期限和终止

14.1 This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until the Services are completed.
本服务协议应在双方正式授权签字人签署主要文件之时生效，除非根据下文第 14 条的规定终止，本服务协议应持续有效，直至服务完成。

14.2 Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event:
在下列情况下，任何一方有权立即终止本服务协议：

(a) the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or
另一方实质性违反本服务协议的条款，且在另一方发出书面通知要求补救该等违约后的 30 天内未进行补救（如可以补救）；或

(b) if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.
如果另一方资不抵债，或与其债权人就和解进行谈判，或其提出破产申请，或其为债权人的利益进行转让。

14.3 For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement.
为避免疑问，买方无合法理由拒绝支付服务费应被视为本服务协议项下的实质性违约。

15. MISCELLANEOUS
其他

15.1 Force majeure.
不可抗力

15.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force

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Agreement No.: Polestar-PXJV-TSA-202311

Majeure Event. A "Force Majeure Event" means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event.
任何一方对因不可抗力事件导致的未履行或延迟履行本服务协议项下的义务不承担任何责任。"不可抗力事件"是指任何一方无法合理控制的事件，其性质无法预见，或即使可以预见也无法避免，包括罢工、停工或其他劳资纠纷（无论涉及其自己的员工或第三方的员工）、能源或交通网络故障、原动力限制、天灾、战争、恐怖活动、叛乱和暴动、动员或广泛召集、民事或军事当局的干涉、国家或国际灾难、货币限制、征用、没收、武装冲突、恶意损害、工厂或机器故障、核、化学或生物污染、音爆、爆炸、建筑结构倒塌、火灾、水灾、风暴、雷击、地震、海上损失、流行病或类似事件、自然灾害或极端不利气候条件，或因不可抗力事件导致的供应商或分包商的违约或延迟。

15.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.
如果未履约方声称发生了不可抗力事件，并因此不能履行本服务协议项下的义务，则尽管发生了不可抗力事件，仍应尽一切商业上合理的努力继续履行义务或减轻不履行义务的影响，并应在不可抗力事件消失后立即继续履行义务。

15.2 Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

通知。本服务协议中载明的，或以任何方式与本服务协议标的有关的，向任何一方发出的所有通知、要求、请求和其他通讯必须以清晰可辨的方式以英文书写，通过专人递送、电子邮件发送或使用国际认可的快递公司的预付隔夜快递服务，且该等通知在送达时即生效，并应在下列情况下被视为已发生：

(a) in case of personal delivery, at the time and on the date of personal delivery;
专人递送的，在专人递送的时间和日期视为已发生；

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Agreement No.: Polestar-PXJV-TSA-202311

(b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;
通过电子邮件发送的，在确认电子邮件成功发送的回复中显示的时间和日期视为已发生；

(c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or
通过快递服务发送的，在该快递服务记录中确认的发送时间和日期视为已发生；或

(d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;
通过专人递送或快递服务发送但显示被收件人拒收的时间和日期视为已发生；

15.2.1 in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate.

在上述任何情况下，如果上述接收发生在非工作日，则通知应被视为在下一个工作日送达；并且，如果任何一方通过电子邮件提供任何通知、要求、请求或其他通讯，该方还应通过使用其他方式提供该通知、要求、请求或其他通讯的副本。所有该等通知、要求、请求或其他通讯应发送至主要文件中载明的地址或收件人，或发送至一方指定的其他地址、号码或电子邮件地址。

15.3 Assignment.

转让

15.3.1 Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party's prior written consent.

未经另一方事先书面同意，任何一方均不得全部或部分转让、质押或以其他方式处置其在本服务协议项下的权利和/或义务。

15.3.2 Notwithstanding the above, Service Provider may assign this Service Agreement to an Affiliate without the prior written consent of Purchaser.

尽管有上述规定，服务提供方可以不经买方事先书面同意而将本服务协议转让给关联公司。

15.4 Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

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Agreement No.: Polestar-PXJV-TSA-202311

弃权。任何一方均不得因未能行使本服务协议项下的任何权利或未能就与本服务协议有关的违约通知侵权方而被剥夺其在本服务协议项下的任何权利。尽管有上述规定，投诉和时效的规定应适用。

15.5 Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party's benefit from, or performance under, the Service Agreement, it shall be reasonably amended.

可分割性。如果本服务协议的任何条款全部或部分无效，本服务协议作为一个整体的有效性不应受到影响，本服务协议的其他条款应继续有效。如果该等无效实质性地影响了一方从本服务协议项下的利益或履行本服务协议，则应对本服务协议进行合理修订。

15.6 Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices.

完整协议。在本服务协议签署日之前作出的与本服务协议标的有关的所有安排、承诺和保证（无论是书面的还是口头的）均被本服务协议及其附件所取代。

15.7 Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

修订。对本服务协议的任何修订或补充必须以书面形式作出并由双方签署方能生效。

15.8 Survival.

存续

15.8.1 If this Service Agreement is terminated or expires pursuant to Section 13 above, Section 5.3 (License grant), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

如果本服务协议根据上述第 14 条终止或到期，则第 5.3 条（许可授予）、第 13 条（保密）、第 16 条（适用法律）、第 17 条（争议解决）以及本第 15.8 条应在本服务协议终止或到期后继续有效，并在本服务协议终止或到期后对双方继续有效。

15.8.2 Notwithstanding Section 15.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 15.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination.

尽管有上述第 15.8.1 条的规定，如果本服务协议因买方未根据上述第 14 条支付服务费且无合理理由拒绝支付服务费而终止，则第 5.3 条（许可授予）应在本服务协

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Agreement No.: Polestar-PXJV-TSA-202311

议终止后不继续有效，并在本服务协议终止后对双方继续有效。为避免疑问，本第15.8.2条的规定应仅适用于根据上述第5.3条授予买方的许可，且根据第5.3条授予服务提供方的任何许可应在本服务协议终止后继续有效。

16. GOVERNING LAW
适用法律

16.1 This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of the People’s Republic of China, if the Party that is providing the Services is incorporated under the laws of the People's Republic of China; without giving regard to its conflict of laws principles.

如果提供服务的一方根据中华人民共和国法律成立，则本服务协议以及与本服务协议有关的所有非合同义务应受中华人民共和国实体法的管辖；不考虑其法律冲突原则。

17. DISPUTE RESOLUTION
争议解决

17.1 Escalation principles.

上报原则

17.2 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

如果双方不能就处理分歧或争议的共同解决方案达成一致，则应视为出现僵局，任何一方应通过僵局通知的方式告知本服务协议的另一方，并同时向指导委员会发送一份该通知的复印件。收到僵局通知后，接收方应在十日内准备并向另一方发送一份陈述，阐述其对争议事项的立场以及采取该立场的理由，并同时向指导委员会发送一份该陈述的复印件。该等陈述应在指导委员会召开的下一次例会或由任何一方为解决争议而专门召集的会议上进行审议。

17.3 The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

指导委员会成员应尽合理努力善意地解决僵局。其中，指导委员会可以要求双方善意地制定并商定解决或处理违约的计划，并及时提交给指导委员会。如果指导委员会对

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Agreement No.: Polestar-PXJV-TSA-202311

该事项的解决或处理方式达成一致，双方应书面同意该解决或处理方式的条款，且双方应促使该解决或处理方式完全并及时生效。

17.4 If Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below.

如果在做出合理努力的情况下，指导委员会仍无法在收到上述僵局通知后的三十日内解决僵局，则该僵局应提交战略委员会决定。如果在做出合理努力的情况下，该事项在提交战略委员会后的三十日内仍未解决，则该事项应根据以下第 17.2 条予以解决。

17.5 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

在僵局解决程序过程中交换的所有通知和通讯应被视为各方的保密信息，并受以上第 13 条保密承诺的约束。

17.6 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

尽管有上述规定，双方同意，如果任何一方提出的问题具有紧迫性，且上述规定的适用期限不合适，则该方可无视第 17.1 条规定的期限并适用更短的期限和/或直接向战略委员会提出该问题。

17.7 Arbitration.

仲裁

17.7.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall:

因本协议或其违约、终止或无效而产生的或与本协议有关的任何争议、纠纷或主张应：

17.7.2 if the Party that is providing the Services is incorporated under the laws of the People's Republic of China, be submitted to China International Economic and Trade Arbitration Committee ("CIETAC") for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC's arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese; and

如果提供服务的一方根据中华人民共和国法律成立，则应提交中国国际经济贸易仲裁委员会（"贸仲委"）进行仲裁，该仲裁应在上海进行并根据申请仲裁时有效的贸仲委仲裁规则进行仲裁，但仲裁程序中使用的语言应为英文和中文；且

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Agreement No.: Polestar-PXJV-TSA-202311

17.7.3 Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

无论双方之间存在何种讨论或争议，除非仲裁庭或法院（视情况而定）另有决定，否则每一方应始终继续履行其在本协议项下的承诺。

17.7.4 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

在与本协议有关的双方之间的任何仲裁程序中，在为执行仲裁裁决而进行的任何法律程序中，或在与本协议有关的双方之间的任何其他法律程序中，任何一方明确放弃以主权豁免权为理由的辩护，并放弃以其是主权国的机构或部门的事实或主张为理由的任何其他辩护。该等放弃包括放弃以主权豁免权为理由的任何关于执行仲裁裁决的辩护和/或放弃对其任何资产执行的主权豁免权。

17.7.5 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

对一切仲裁程序及程序中以任何形式披露的任何及全部信息、文件及资料均应严格保密。

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